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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

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                                                       OMB APPROVAL
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                                                       OMB No. 3235-0058

                                                       Estimated average burden
                                                       hours per response..2.50
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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                           SEC FILE NUMBER
                                                               1-6848
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(Check One): / / Form 10-K  / / Form 20-F   / / Form 11-K  /X/ Form 10-Q
             / / Form N-SAR

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                                                   CUSIP NUMBER 910688100
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             For Period Ended:  December 31, 1994
                               ------------------------------
             [  ]  Transition Report on Form 10-K
             [  ]  Transition Report on Form 20-F
             [  ]  Transition Report on Form 11-K
             [  ]  Transition Report on Form 10-Q
             [  ]  Transition Report on Form N-SAR
             For the Transition Period Ended:
                                              ------------------------------

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  Read Instruction (on back page) Before Preparing Form.  Please Print or Type

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates: _____________________________________
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

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Full Name of Registrant

     United Inns, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

     5100 Poplar Avenue
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City, State and Zip Code

     Memphis, TN  38137
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PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b)  The subject annual report or semi-annual report, transition
  /X/ report on Form 10-K, Form 20-F, 11-K Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE
      See attachment.

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q or N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

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PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

           J. D. Miller               901                 767-2880
     ------------------------     -----------        ------------------
             (NAME)               (AREA CODE)        (TELEPHONE NUMBER)


(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during
     the preceding 12 months (or for such shorter) period that
     the registrant was required to file such report(s) been
     filed?  If answer is no, identify report(s).               /X/ YES  / / NO

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   / / YES  /X/ NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made

          See enclosed Statement of Income.
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                       United Inns, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       February 14,1995             By  /s/Augustus B. Randle, III
    -------------------------------        -------------------------------------
                                           Secretary & General Counsel

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION


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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001)
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                              GENERAL INSTRUCTIONS

 1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

 2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

 3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

 4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

 5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustent in filing date pursuant to Rule 13(b) of Regulation S-T.

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                            ATTACHMENT TO FORM 12b-25



February 14, 1995


PART III

On January 24, 1995 a tender offer for the outstanding shares of the Registrant was completed and the purchaser assumed control thereof. Due to the necessary changes in the Registrant's corporate structure, considerable demands on the time of personnel normally engaged in the preparation of Form 10-Q have made it impossible, without undue financial burden on the Registrant, to complete and file Form 10-Q by its due date, February 14, 1995.

Registrant will make every effort to complete the preparation of the report and file with the Commission at the earliest possible date.